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Exhibit 5.21

[Letterhead of McLane, Graf, Raulerson & Middleton]

May 12, 2005

Alderwoods Group, Inc.
311 Elm Street, Suite 1000
Cincinnati, OH 45202

Jones Day
77W Wacker Drive
Suite 3500
Chicago, IL 60601

    Re:
    New Hampshire Opinion—St. Laurent Funeral Home, Inc.; Robert Douglas Goundrey Funeral Home, Inc.; ZS Acquisition, Inc.

Ladies and Gentlemen:

        We have acted as special New Hampshire counsel to St. Laurent Funeral Home, Inc., a New Hampshire corporation, Robert Douglas Goundrey Funeral Home, Inc., a New Hampshire corporation, and ZS Acquisition, Inc. a New Hampshire corporation, (St. Laurent Funeral Home, Inc., Robert Douglas Goundrey Funeral Home, Inc. and ZS Acquisition, Inc. are collectively referred to as the "Covered Guarantors") in connection with the registration under the Securities Act of 1933, as amended, (the "Securities Act") of certain notes (the "Exchange Notes") that will be offered by Alderwoods Group, Inc., a Delaware corporation and a direct or indirect parent of the Covered Guarantors (the "Company") in exchange for all outstanding 7 3/4% Senior Notes due 2012 that were issued on August 19, 2004 under Rule 144A pursuant to the Purchase Agreement, dated as of August 5, 2004, (the "Purchase Agreement") among the Company, the Covered Guarantors, and others. This opinion is furnished to you in connection with the preparation of the registration statement of the Company on Form S-4 relating to the Exchange Notes. Capitalized terms used in this opinion but not otherwise defined herein are defined as provided in the Purchase Agreement.

        In preparation of this opinion we have examined a counterpart of each of the following documents:

  1.
  The Offering Memorandum.

  2.
  The Indenture.

  3.
  The Purchase Agreement.

  4.
  The Registration Rights Agreement.

  5.
  The Subsidiary Guarantee, dated as of August 19, 2004.

  6.
  Unanimous Written Consent of Certain Subsidiaries of Alderwoods Group, Inc., dated as of July 22, 2004.

  7.
  The Restated Articles of Incorporation and Bylaws of each Covered Guarantor

  8.
  Certificates of Existence for St. Laurent Funeral Home, Inc. and Robert Douglas Goundrey Funeral Home, Inc. issued by the New Hampshire Secretary of State dated April 18, 2005.

  9.
  Certificate of Existence for ZS Acquisition, Inc. issued by the New Hampshire Secretary of State dated April 28, 2005.

  10.
  Officer's Certificate of Certain Subsidiaries of Alderwoods Group, Inc. dated as of the date hereof.

        The documents described in the forgoing clauses 2 through 5 are collectively referred to as the "Transaction Documents." The documents described in the foregoing clauses 7 through 9 are collectively referred to as the "Certified Organizational Documents."

        We have assumed without independent verification that the information furnished us by the Covered Guarantors in the above documents is accurate, although nothing has come to our attention which would suggest that any such certificate, warranty, representation or information is inaccurate or incomplete in any material respect. We have not conducted any independent outside review of agreements, contracts, indentures, instruments, orders, judgments, rules, regulations, writs, injunctions or decrees by which any of the Covered Guarantors or any of their property may be bound, nor have we made any outside independent investigation as to the existence of actions, suits, investigations or proceedings, if any, pending or threatened against any of the Covered Guarantors.

        In all our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents purporting to be originals, and the conformity to the originals of all documents submitted to us as conformed or photostatic copies, which facts we have not independently verified. We have assumed, and we have no information to the contrary, that the information contained in the documents we have reviewed is accurate, and we have not independently verified such information.

        We have also assumed that the transactions contemplated by the Transaction Documents have been duly authorized by each of the parties to it other than the Covered Guarantors, that each of the documents has been duly executed and delivered by each of the other parties to them, that each of the other parties has the power and authority to execute and deliver each of the documents, and that each constitutes a legal, valid and binding agreement of each of the other parties, subject, if at all, to the Enforceability Qualification defined below.

        We are members of the Bar of the State of New Hampshire, and we express no opinion as to matters involving the laws of any jurisdiction other than the State of New Hampshire. This opinion is limited to the effect of the laws (including administrative and judicial interpretations) of the State of New Hampshire, as they existed on the date of this letter and to the facts bearing upon the opinions below as they existed on the date of this letter, and we expressly disclaim any obligation or undertaking to update or modify the opinions below as a consequence of any future changes in the applicable laws or in the facts bearing upon those opinions. Certain Transaction Documents provide that they shall be governed by the laws of the State of New York. Accordingly, for purposes of this opinion, we have assumed with your permission that New York law is identical in all respects to New Hampshire law.

        Based on the foregoing we are of the opinion that:

  1.
  Each of the Covered Guarantors is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Hampshire.

  2.
  As of August 19, 2004, the date of the Indenture, each of the Covered Guarantors had the corporate power and authority to enter into, and, as of the date hereof, has the corporate power and authority to perform its obligations under the Indenture.

  3.
  The execution, delivery and performance of the Indenture by each Covered Guarantor (i) have been authorized by all necessary corporate action by such Covered Guarantor and (ii) do not contravene any provision of the Certified Organizational Documents of such Covered Guarantor.

  4.
  When the Registration Statement has become effective under the Securities Act and the guarantee obligations of the Covered Guarantors with respect to the Exchange Notes (the "Exchange Guarantees") are delivered in accordance with the terms of the exchange offer, the Exchange Guarantee of each Covered Guarantor will be validly issued by such Covered Guarantor and will constitute a valid and binding obligation of such Covered Guarantor, enforceable subject to (a) bankruptcy, insolvency, reorganization and similar laws of general application affecting the rights and remedies of creditors and secured parties; (b) the discretion of the court before which any proceeding for specific performance, injunctive relief or any other equitable remedy may be brought; (c) statutory or decisional law concerning recourse by creditors to security in the absence of or due to insufficient notice or hearing; (d) unenforceability in whole or in part for reasons of public policy; (e) and defenses based upon the adequacy of consideration for the Exchange Guarantee (the "Enforceability Qualification").

        This opinion letter is limited to the specific legal matters expressly set forth herein, and no opinion is expressed or implied with respect to any matter not expressly stated herein. The above opinions are solely for the benefit of the parties to whom this letter is addressed, and this letter is not to be quoted or otherwise referred to nor furnished to any other person, without our prior written consent. No person other than you shall be entitled to rely on the opinions expressed in this letter.

        We hereby consent to the filing of this letter as an exhibit to the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") in connection with the issuance of the Company's Exchange Notes, and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. However, this opinion and our consent to its inclusion with the Registration Statement to be filed with the Commission does not constitute acknowledgment that we are "experts" whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
McLANE, GRAF, RAULERSON & MIDDLETON PROFESSIONAL ASSOCIATION
By:	/s/ PETER B. ROTCH

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  Exhibit 5.21